Exhibit 10.52

December 29, 2006

Richard DeYoung

Dear Richard,

It is my pleasure to send you this letter as a formal offer of employment with BSML, Inc. (the “Company”) for the position of Vice President and Chief Financial Officer. The following are the specifics of the offer.

Position	Vice President and Chief Financial Officer
Location	BSML’s Corporate Office, Walnut Creek, CA
Reporting	CEO, BSML, Inc.
Start Date	On or before February 5, 2007 (and in no event later than February 23, 2007)

Responsibilities

•	Ensure from a financial perspective the Company’s capacity to successfully operate its on-going and future business model in accordance with the strategic plan.

•	Provide accurate and timely reports, budgets and forecasts and other financial data, as well as the analysis of financial results, reports, budgets and forecasts to line management.

•	Provide accurate financial reports and forecasts of the Company’s direct costs and allocated costs by operating unit.

•	Ensure the appropriateness and maintenance of financial control policies and procedures.

•

Establish accounting systems, procedures and governance so that accounting records provide accurate and timely information in accordance with Generally Accepted Accounting Principles and in compliance with federal, state and international tax and legal jurisdictions, SEC regulations (including Sarbanes-Oxley), and NASDAQ listing requirements.

•	Provide the financial format and leadership for business planning, including the selection of financial measurements or drivers to be used to evaluate Company performance.

•	Develop a financial staff that meets the needs of the organization.

•	Develop an annual budgeting procedure including update procedures.

•	Develop commercial banking relationships and, in conjunction with the President, investor and investment community relationships to meet the company’s future capital needs and equity market strategy.

•	Perform any additional duties and assignments, as deemed necessary by the President, CEO, or Board of Directors.

Compensation

1.	Base Salary

•	$190,000 per year paid in 26 equal installments per BSML’s payroll schedule.

2.	Bonus

•	You will be eligible to participate in the Corporate Incentive Plan.

•

Currently, under the Corporate Incentive Plan, your cash bonus will be equal to 1% of BSML’s actual consolidated annual EBITDA (Earnings before interest, tax, depreciation, and amortization) for each fiscal year in which you are employed for the entire fiscal year. The bonus is currently planned to be paid annually, promptly after the end of the applicable fiscal year and after the results for the year have been finalized. The terms and conditions of this Corporate Incentive Plan for future years are subject to change at the discretion of the Board of Directors.

Termination without Cause

If your employment is terminated without cause during the first 12 months of your employment, you will be entitled to 3 months of base salary as severance pay, payable monthly. If your service with BSML is between one year and two years, and if you are terminated without cause, you will be entitled to 4.5 months of base salary as severance pay, payable monthly. If your service with BSML is two years or greater, and if you are terminated without cause, you will be entitled to 6 months of base salary as severance pay, payable monthly. Further, if you are terminated without cause within 6 months of a change of ownership control of BSML, you will be entitled to 6 months of base salary as severance, payable monthly, without regard to term of service. You will not be eligible for any other severance consideration for termination without cause or in respect of a change of control, except as set forth above, and you will receive no severance consideration if you are terminated with cause. For purposes of this agreement, “with cause” shall mean termination as a result of or caused by theft or embezzlement from the company, the unauthorized disclosure of confidential information of the company, willful misconduct or dishonesty or conviction of or failure to contest prosecution for a felony or a crime of moral turpitude, stealing trade secrets or intellectual property owned by the company, or any act in competition with the company.

Confidentiality/Sole Endeavor

BSML shall be your sole full-time employment. Any know-how, intellectual property, patents, licenses or business ideas related to BSML’s business conceived by you during the term of your employment will be owned by BSML. You agree to keep confidential all company documents, technology, business ideas and all other company proprietary information. You will sign and deliver to the Company on the first day of your employment the Company’s standard employee invention and non-disclosure agreement.

Indemnification

BSML shall indemnify you for any claims and actions that might be brought against you as an officer of the company to the fullest extent permitted in the Company’s by-laws and D&O policy.

Additional Considerations

You will be eligible for the corporate health and benefit plan, including medical, dental and vision insurance. Your employment will be “at will”, as defined by the laws of the State of California.

Although we do not anticipate any disputes between you and BSML, we will handle any controversy arising out of your employment or the termination of your employment through the Company’s Dispute Resolution Policy. The Company’s Dispute Resolution Policy is comprised of a mediation process, and arbitration when necessary.

We sincerely look forward to you joining BSML and anticipate that you will make a significant contribution to the future success of the Company. Please sign below as your acceptance of this offer of employment by no later than Friday, December 29, 2006.

Sincerely,

/s/ Julian Feneley
Julian Feneley
CEO, BSML, Inc.

Accepted, with target start date of:    February 5, 2007

/s/ Richard De Young January 10, 2007
Richard De Young	Date